UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.          )

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COGDELL SPENCER INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

March 25, 2009

Dear Stockholder:

          We cordially invite you to attend the 2009 Annual Meeting of stockholders of Cogdell Spencer Inc. The meeting will be held on Tuesday, May 5, 2009, at 9:00 a.m., local time, at the Company headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209. The matters expected to be acted upon at the meeting are described in detail in the accompanying Proxy Statement. We encourage you to read these materials carefully and to take part in the affairs of our Company by voting on matters described in the Proxy Statement.

          I am pleased to inform you that we are taking advantage of the Securities and Exchange Commission’s new rules that allow us to furnish our Proxy Statement and related proxy materials to our stockholders over the Internet. We believe the new rules will expedite stockholders’ receipt of proxy materials, lower our costs of delivery and reduce the environmental impact of our Annual Meeting. The “About the Meeting” section of the Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report.

          Your vote is very important. Whether or not you plan to attend the meeting, please submit your proxy as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely,

FRANK C. SPENCER
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2009

          NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Cogdell Spencer Inc., a Maryland corporation, will be held at Company headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209 on Tuesday, May 5, 2009 at 9:00 a.m., local time, for the following purposes as further described in the accompanying Proxy Statement:

          1. To elect nine members to the board of directors, each to serve until the 2010 annual meeting of stockholders and until his successor is duly elected and qualifies. The nominees to the board of directors are the following: James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent, Randolph D. Smoak, M.D., David J. Lubar and Scott A. Ransom;

2. To consider and vote upon ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          Our board of directors has fixed the close of business on Friday, March 6, 2009 as the Record Date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors

CHARLES M. HANDY
Corporate Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING YOUR PROXY CARD AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES OF COMMON STOCK VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2009

GENERAL INFORMATION

          We are sending this Proxy Statement and, if you requested a printed version of these materials, the accompanying proxy card in connection with the solicitation of proxies by the board of directors (the “Board”) of Cogdell Spencer Inc. (the “Company”), a Maryland corporation, for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, to be held at Company headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209 on Tuesday, May 5, 2009 at 9:00 a.m., local time. The purposes of the Annual Meeting are:

          (1) To elect nine members to the Board, each to serve until the 2010 annual meeting of stockholders and until his successor is duly elected and qualifies, the nominees to the Board being James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent, Randolph D. Smoak, M.D., David J. Lubar and Scott A. Ransom;

(2) To consider and vote upon ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

          This proxy statement is accompanied by a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2008.

ABOUT THE MEETING

Record Date

          The Board has fixed the close of business on Friday, March 6, 2009 as the Record Date (the “Record Date”) for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each share of our common stock, $0.01 par value per share (“Common Stock”), is entitled to one vote for each matter to be voted upon. As of the Record Date, there were 17,711,839 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Quorum; Voting

          The presence, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the Chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

          Each stockholder is entitled to one vote for each share of Common Stock registered in the stockholder’s name on the Record Date. A plurality of all of the votes cast at the Annual Meeting at which a quorum is present shall be sufficient to elect a director. A majority of the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm.

          If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. With respect to the proposals to elect directors (Proposal 1) and to consider and vote upon the ratification of our independent registered accounting firm (Proposal 2), if no specification is made, abstentions and “broker non-votes” will not be counted as votes cast and will have no effect on the result of the vote. If the bank, broker or nominee holding shares for a beneficial owner does not receive instructions from a beneficial owner on a non-discretionary or non-routine matter it will not vote on that proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. This is referred to as a “broker non-vote.” Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of quorum, but will not be counted in the number of votes cast on a matter. Proposals 1 and 2 involve matters that we believe are routine.

Shares Held in Street Name

          Under New York Stock Exchange (the “NYSE”) rules, if your shares are held in “street name,” you will receive instructions from your nominee, which you must follow in order to have your shares of Common Stock voted.

Revocation of Proxies

          If you cast a vote by proxy, you may revoke it at any time before it is voted by:

●	giving written notice to our Secretary at our address,

●	expressly revoking the proxy, by signing and forwarding to us a proxy dated later or by voting again on the Internet, or

●	by attending the Annual Meeting and personally voting the Common Stock owned of record by you as of the Record Date.

Solicitation

          This solicitation is being made on behalf of the Board. We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition, further solicitation of proxies may be made by mail, by certain of our directors, executive officers and employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. Continental Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NYSE.

Delivery of Materials

          In accordance with new rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our stockholders, we have elected to furnish proxy materials, including this Proxy Statement and our 2008 Annual Report to Stockholders, by providing access to these documents on the Internet. Accordingly on March 25, 2009, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our holders of record and beneficial owners. The Notice provided instructions for accessing our proxy materials on the Internet and instructions on how to receive printed copies of the proxy materials without charge by mail or electronically by email. Please follow the instructions included in the Notice.

          The Notice provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you. We believe the delivery options that we have chosen this year will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Householding

          The rules of the SEC allow us to deliver a single copy of a Notice or set of proxy materials to any address shared by two or more stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, please follow the instructions for requesting copies included in the Notice.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

ITEM 1 — ELECTION OF DIRECTORS

          In accordance with the provisions of our charter and Bylaws, each member of the Board is elected at the Annual Meeting. Each member of the Board elected will serve for a term expiring at the 2010 annual meeting of stockholders and until his successor has been elected and qualifies, or until his earlier resignation or removal. James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent, Randolph D. Smoak, M.D., David J. Lubar and Scott A. Ransom are the Board’s nominees for election.

          Proxies that are properly executed and returned will be voted at the Annual Meeting, and any adjournments or postponements thereof, in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted “FOR” the election of the nine persons specified as nominees for directors, each of whom will serve until the 2010 annual meeting of stockholders. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the proxies will be voted for the election, in his stead, of such other person as the Board may nominate, unless the Board reduces the size of the membership of the Board prior to the Annual Meeting to eliminate the position of any such nominee.

          In connection with the merger with Marshall Erdman & Associates, Inc. (“Erdman”) in March 2008, one of the former Erdman shareholders, Lubar Capital LLC (“Lubar”), received the right to nominate one individual for election to the Board. Accordingly, the Board increased the size of the membership of the Board and elected Mr. Lubar as a director on March 10, 2008. Lubar will continue to retain its right to nominate one individual for so long as Lubar and its affiliates continue to maintain at least 75% of their aggregate initial ownership measured in number of equity securities of the Company and its affiliates.

          The Board has affirmatively determined that Messrs. Georgius, Lee, Lubar, Jennings, Neugent and Dr. Smoak are independent within the standards prescribed by the NYSE. The Board has also affirmatively determined that no material relationships exist between us and any of the independent directors that would interfere with their judgment in carrying out their responsibilities as a director.

          In making its determination that each of our directors (other than Messrs. Cogdell, Spencer and Ransom) is independent, the Board considered Mr. Lubar’s positions as (A) a member of the board of directors and indirect equity owner of two limited liability companies (the “Lubar Entities”) each managed by its own board of directors that had contracted with the Company’s Erdman subsidiary prior to the Company acquiring Erdman, (B) a member of the board of trustees of Northwestern Mutual Life Insurance Company (“Northwestern”), the parent company of the Company’s joint venture partner in its real property acquisition joint venture, and (C) a member of the board of directors of Marshall & Isley Corporation (“M&I”), the parent company of the one of the lenders under the Company’s revolving credit facility and term loan.

          The Board affirmatively determined that, with respect to the Lubar Entities, because (1) of the nature of Mr. Lubar’s relationship with these entities (he is an indirect owner but not involved in their management, as he resigned from all management positions with the Lubar Entities on November 17, 2008) , (2) the contracts between the Erdman subsidiary and the Lubar Entities were executed prior to the Company’s acquisition of Erdman and the date Mr. Lubar joined our Board and (3) the contract with one of these entities was substantially completed in mid-September 2008 and the other contract was substantially completed in mid-February 2009, these relationships do not compromise Mr. Lubar’s independence.

          The Board further determined that Mr. Lubar’s position as one member of the 21-person board of trustees of Northwestern does not impair Mr. Lubar’s independence because the capital commitment of the Company’s joint venture partner to the property acquisition joint venture is not material to Northwestern.

          In addition, the Board determined that Mr. Lubar’s position on the Board of M&I similarly does not affect his independence because (x) M&I’s participation in the Company’s revolving credit facility and term loan is not material to M&I and (y) Mr. Lubar was not yet on our Board at the time the Company or Erdman entered into these loans.

Nominees for Directors

          The following table sets forth the name, age and the position(s) with us, if any, currently held by each person nominated as a director:

Name	Age	Title
James W. Cogdell	67	Chairman
Frank C. Spencer	48	Chief Executive Officer, President and Director
John R. Georgius(1)(2)	64	Director
Richard B. Jennings(1)(2)	65	Director
Christopher E. Lee(2)(3)	60	Director
David J. Lubar(1)(3)	54	Director
Richard C. Neugent(1)(3)	65	Director
Scott A. Ransom	46	Director, President of Erdman
Randolph D. Smoak, M.D.(2)(3)	75	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee

          Following are biographical summaries for our nominees for election as directors:

          James W. Cogdell, Chairman of the Board. From 1972 until 2005 Mr. Cogdell served as the Chairman and Chief Executive Officer of Cogdell Spencer Advisors, Inc. and has served as Chairman of our Board since our inception in 2005. Mr. Cogdell was named Entrepreneur of the Year by the Charlotte Chamber of Commerce for the large companies category in 2002. He was an eight-year chairman of the Citizens Capital Budget Advisory Committee for Mecklenburg County, North Carolina. Mr. Cogdell has been recognized with the Outstanding Layman Award for 2004 by the North Carolina Division of Soil and Water Conservation. He is an activist on civic and cultural development organizations ranging from public schools and child advocacy, to conservation, scouting and the arts. Mr. Cogdell is a member of the United States Eventing Association and the U.S. Equestrian Federation. Mr. Cogdell has developed more than 70 healthcare real estate properties valued at over $400 million during his career.

          Frank C. Spencer, Chief Executive Officer, President and Director. Mr. Spencer, our Chief Executive Officer and President, has served as one of our directors since our inception in 2005. Since 1998, Mr. Spencer has served as President of Cogdell Spencer Advisors, Inc. and prior to that in other executive capacities with Cogdell Spencer Advisors, Inc. since joining us in 1996. Prior to his employment with Cogdell Spencer Advisors, Inc. Mr. Spencer was Executive Director of The Children’s Services Network, a non-profit organization, from 1993 to 1996. He began his real estate career with the Crosland Group, where he was Corporate Vice President responsible for portfolio management, marketing and advisory services. Mr. Spencer was named to the 40 under 40 list for top young business executives by the Charlotte Business Journal in 2000. He has had works published in Urban Land Magazine and the Institutional Real Estate Letter on Real Estate Finance. Mr. Spencer has been an instructor at the Healthcare Financial Management Association’s state, regional and national meetings, a member of the University of North Carolina at Charlotte Real Estate Program Board of Advisors, an instructor at Montreat College and a full member of the Urban Land Institute and is Chairman of the board of directors of The Mountain Retreat Association (Montreat). Mr. Spencer was instrumental in the establishment of McCreesh Place, a permanent residence for 64 formerly homeless men in Mecklenburg County, North Carolina, led a mission group for Habitat for Humanity to Malawi, Africa and has served as Vice Chairman of the Transitional Families Program for the Charlotte Mecklenburg Housing Authority. Mr. Spencer received a B.A. with honors in German from the University of North Carolina where he was a Morehead Scholar and received an M.B.A. from Harvard Business School with high distinction and was designated as a Baker Scholar.

          John R. Georgius, Director. Mr. Georgius has served as one of our directors since our inception in 2005. He is an advisory member of the CEO Council of Council Ventures, LP, a technology-focused venture capital fund in which he is a founding investor. From 1975 to December 1999, Mr. Georgius served in various executive positions at First Union Corporation including President and Chief Operating Officer, Vice Chairman, President of First Union National Bank and Senior Vice President and head of the trust division. Over his 37-year banking career, Mr. Georgius directed or otherwise participated in more than 140 acquisitions in the financial services arena. Mr. Georgius has served as a director of First Union Corporation, First Union National Bank, VISA USA, and VISA International. He currently serves as a director for Alex-Lee Corporation, has been a member of its audit and compensation committees. Mr. Georgius received a B.B.A. in accounting and corporate finance from Georgia State University and is a graduate of the American Bankers Association National Graduate Trust School at Northwestern University.

          Richard B. Jennings, Director. Mr. Jennings has served as one of our directors since our inception in 2005. He is President of Realty Capital International LLC, a real estate investment banking firm he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989 Mr. Jennings served as Managing Director of Real Estate Finance at Drexel Burnham Lambert Incorporated. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings also serves as a member of the board of directors of National Retail Properties, Inc. and is Lead Director of Alexandria Real Estate Equities, Inc. He is a licensed New York real estate broker. Mr. Jennings received a B.A. in economics, Phi Beta Kappa and Magna Cum Laude, from Yale University, and received an M.B.A. from Harvard Business School.

          Christopher E. Lee, Director. Mr. Lee has served as one of our directors since our inception in 2005. He is President and Chief Executive Officer of CEL & Associates, Inc., one of the nation’s leading real estate advisory firms. For the past 28 years, Mr. Lee has provided a variety of strategic, compensation, organizational and performance improvement and benchmarking services to hundreds of real estate firms nationwide. Mr. Lee is a frequent speaker at national real estate conferences, a regular contributor to various real estate publications and is the editor of the national real estate newsletter, Strategic Advantage. Prior to his consulting career, Mr. Lee worked for the Marriott and Boise Cascade corporations. Mr. Lee serves on the Advisory Board for the Real Estate School at San Diego State University. Mr. Lee received a B.A. from San Diego State University, an M.S. degree from San Jose State University, and a Ph.D. in organizational development from Alliant International University.

          Richard C. Neugent, Director. Mr. Neugent has served as one of our directors since our inception in 2005. He is President of RCN Healthcare Consulting Inc., a firm that he formed in 2003 which develops business for a national healthcare consulting practice in strategic and operational improvement services for hospitals, health systems and academic medical centers in the southeastern United States. Mr. Neugent has been involved in the healthcare industry for over 40 years. He was President and Chief Executive Officer of Bon Secours-St. Francis Health System in Greenville, South Carolina from 1981 to 2003. Prior to that time, he was Chief Operating Officer of Rapides Regional Medical Center in Alexandria, Louisiana. Mr. Neugent also served as a Captain in the Medical Service Corps of the U.S. Air Force where he oversaw the construction of hospitals and dispensaries. Mr. Neugent constructed the first women’s hospital in the state of South Carolina. Mr. Neugent was named the 2001 Greenville Magazine’s Nelson Mullins Business Person of the Year. In 2003, Mr. Neugent was presented with the Order of the Palmetto, the state of South Carolina’s highest civilian award. Mr. Neugent has served on the advisory boards of Clemson University, The University Center in Greenville and First Union National Bank. In addition, he has served on the board of the United Way and has held leadership positions in several United Way annual campaigns. He also served on the Greenville Chamber of Commerce board. Mr. Neugent consults with the Christian Blind Mission International, USA located in Greenville, South Carolina. Mr. Neugent received a B.S. from Alabama College and received an M.S. from The University of Alabama in hospital administration.

          Randolph D. Smoak, M.D., Director. Dr. Smoak has served as one of our directors since our inception in 2005. He is a clinical professor of surgery and is a former President of the American Medical Association (AMA), having served from 2000 to 2001. Dr. Smoak also served as a member of the Board of Trustees with the AMA from 1992 through 2002. Since his retirement, he has served on various boards including The Hollins Cancer Center Advisory Board, The Tobacco Free Kids Board, The Orangeburg Calhoun Technical College Foundation Board and The Greenville Family Partnership Board. He was the lead spokesperson for the AMA’s anti-smoking campaign, representing the Department of Health and Human Services Interagency Committee on Smoking and Health. Dr. Smoak was a member of Orangeburg Surgical Associates from 1967 through 2001. Dr. Smoak served as President and Chairman of South Carolina Medical Association as well as president of the South Carolina Division of the American Cancer Society. He is a founding member of the South Carolina Oncology Society, completed two terms as Governor from South Carolina to the American College of Surgeons, and served as Chairman of the Board of Directors of the World Medical Association. Dr. Smoak received a B.S. from The University of South Carolina and received an M.D. from The Medical University of South Carolina.

          David J. Lubar, Director. Mr. Lubar has served as one of our directors since 2008. Mr. Lubar is president of Lubar & Co., a family office and private investment firm founded in 1977 whose investment activities include acquisitions of middle market operating companies as well as growth financings for emerging businesses. Over the past 30 years, Lubar & Co. has successfully invested in and built growing companies in a wide range of industries and various stages of development, including financial services, food production and processing, industrial products manufacturing, transportation and logistics, design-build construction services, energy services, contract drilling, gas transmission, drilling products and services, real estate development and others. Mr. Lubar serves on the Boards of Directors of Northwestern Mutual Life Insurance Company, Marshall & Ilsley Corporation (NYSE: MI), the Milwaukee Brewers baseball team, as well as many private companies. Mr. Lubar is also on the Boards of several not-for-profit organizations, including University of Wisconsin-Milwaukee Foundation, University School of Milwaukee, Greater Milwaukee Foundation, Froedtert & Community Health System, Milwaukee Jewish Federation, Metropolitan Milwaukee Association of Commerce, and United Way of Greater Milwaukee. Previously, Mr. Lubar spent five years with Norwest Bank N.A. in Minneapolis in the commercial and correspondent banking departments. Mr. Lubar received a Bachelor of Arts degree from Bowdoin College and an M.B.A. from the University of Minnesota. He resides in Milwaukee, Wisconsin with his wife and three children.

          Scott A. Ransom, Director. Mr. Ransom has served as one of our directors since 2008. He is President and Chief Executive Officer of Erdman Company, an innovative national leader in healthcare facility solutions, offering comprehensive services from advanced planning and building to real estate developing and financing. Prior to joining ME&A, Mr. Ransom spent 9 years with PricewaterhouseCoopers providing financial consulting services to large privately and publicly held companies. Marshall Erdman, the founder of the company, recruited Ransom from PricewaterhouseCoopers in 1994. Mr. Ransom began at Marshall Erdman as Director of Finance; in 1998, he was named Chief Financial Officer; and in 2001, he was named President. In 2004, Mr. Ransom was appointed Chief Executive Officer and a member of the Board of Directors. He then led Marshall Erdman’s transition from a family-owned business to a management and investor-owned business. Mr. Ransom has been instrumental in devising and implementing a strategic plan to achieve long-term sustainable growth, while continuing to provide customers with the highest levels of quality and service, and creating an energized working environment. He serves on the Board of Directors of MSI General, a design-build firm in Milwaukee, Wisconsin, and on the Advisory Board for the University of Wisconsin-Madison James A. Graaskamp Center for Real Estate. Mr. Ransom was past Vice Chair of the United Way Campaign of Dane County and past Co-Chair of the American Heart Association annual fundraiser. Mr. Ransom graduated summa cum laude with a bachelor of business in accounting from the University of Wisconsin-Oshkosh. In 2006, he was awarded the University of Oshkosh Distinguished Alumni Award, the University’s highest honor for professional and community contributions.

Recommendation Regarding the Election of Directors

          The Board recommends that you vote “FOR” the election of the nine named nominees.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009, subject to ratification of this appointment by our stockholders. We have been advised by Deloitte & Touche LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders. Our charter and Bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the Board believes it is a matter of good corporate practice.

Recommendation Regarding Ratification of the Appointment of Deloitte & Touche LLP

          The Board recommends that you vote “FOR” ratification of this appointment.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings

          The Board intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend scheduled and special meetings, unless unusual circumstances make attendance impractical. The Board may also take action from time to time by written consent. The Board met nine times during 2008. Each of our directors attended at least 75% of the meetings of our Board and 75% of the meetings of the committees of our Board on which the director served. We expect each of our directors to attend the Annual Meeting in person unless unusual circumstances make attendance impractical. In 2008 all of our directors attended our annual meeting of stockholders.

Executive Sessions of Non-Management Directors

          It is the policy of the Board that the non-management members of the Board meet separately without management (including management directors) at least twice per year during regularly scheduled Board meetings in order to discuss such matters as the non-management directors consider appropriate. The lead non-management director will assume the responsibility of chairing the meetings of non-management directors and shall bear such further responsibilities which the non-management directors as a whole or the Board might designate from time to time. Our lead non-management director is Richard C. Neugent. Our independent auditors, finance staff, legal counsel, other employees and other outside advisers may be invited to attend these meetings.

Board Committees

          The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has at least three directors and is composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE, the national exchange on which our Common Stock is traded.

Committee Charters

          The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters meet the standards that have been established by the NYSE. Copies of these charters are available on our website at www.cogdellspencer.com or will be provided to any stockholder upon request.

     Audit Committee

          The Audit Committee assists our Board in overseeing the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements including the Sarbanes-Oxley Act of 2002, the qualifications and independence of the independent auditor and the performance of the internal audit function and independent auditor. The Audit Committee prepares the report that the rules of the SEC require to be included in the annual proxy statement and provides an open avenue of communication among the independent auditor, the internal auditor, our management and our Board. John R. Georgius chairs the Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC, and Richard B. Jennings, David J. Lubar and Richard C. Neugent serve as members of this committee. Mr. Lubar and Mr. Jennings became members of the Audit Committee in March 2008 and November 2008, respectively, and Dr. Smoak ceased to be a member in February 2009. The Audit Committee met six times in 2008.

     Compensation Committee

          The Compensation Committee determines how the Chief Executive Officer and the Chairman of the Board should be compensated, sets policies and reviews management decisions regarding compensation of our senior executives, reviews and approves written employment agreements of our Company and our subsidiaries, administers and makes recommendations to our Board regarding stock incentive plans, reviews and discusses with our management the Compensation Discussion & Analysis to be included in our proxy statement and produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, provided that a charter is adopted for such subcommittee. Executive officers play a role in determining or recommending the amount or form of executive officer and director compensation. Prior to establishing our general compensation philosophy, the Compensation Committee consults with our Chairman of the Board and Chief Executive Officer. Our Chairman of the Board and Chief Executive Officer provide recommendations to the Compensation Committee with regard to the compensation of our executive officers and with regard to our other highly paid employees and the executive officers and employees of our subsidiaries. Christopher E. Lee chairs the Compensation Committee and John R. Georgius, Richard B. Jennings and Randolph D. Smoak, M.D. serve as members of this committee. Mr. Jennings became a member of the Compensation Committee in November 2008. The Compensation Committee met four times in 2008.

     Nominating and Corporate Governance Committee

          The Nominating and Corporate Governance Committee develops and recommends to our Board a set of corporate governance guidelines, identifies individuals qualified to fill vacancies or newly created positions on our Board, recommends to our Board the persons it should nominate for election as directors at the annual meeting of our stockholders and recommends directors to serve on all committees of our Board. Richard C. Neugent chairs the Nominating and Corporate Governance Committee and Christopher E. Lee, David J. Lubar and Randolph D. Smoak, M.D. serve as members of this committee. In March 2008, Mr. Lubar became a member of the Nominating and Corporate Governance Committee and Dr. Smoak ceased to be a member but subsequently rejoined the committee in February 2009. The Nominating and Corporate Governance Committee met three times in 2008.

          The Nominating and Corporate Governance Committee will consider recommendations made by stockholders. Under our current Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. For annual meetings the notice must include the required information (as set forth below, “Other Matters — Stockholder Proposals and Nominations for the Board”) and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

          If the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment or postponement of an annual meeting does not change or create a new opportunity for notice as described above.

Director Compensation

          Each non-employee member of our Board is entitled to receive annual compensation for his services as a director as follows effective January 1, 2009: $25,000 per year, $1,500 per meeting attended, $750 per teleconference. Committee meetings, attended either in person or telephonically, are $750 per instance. The chairperson of the Audit Committee is entitled to receive an additional $15,000 annually and the chairperson of the Compensation Committee is entitled to receive an additional $12,000 annually in compensation. The chairperson of the Nominating and Corporate Governance Committee is entitled to receive an additional $5,000 annually in compensation. Such amounts shall be paid in cash.

           The following table sets forth compensation information for each of our non-employee directors for the fiscal year ended December 31, 2008:

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
John R. Georgius	$52,250	$47,025	$—	$—	$—	$—	$99,275
Richard B. Jennings	$36,250	$47,025	$—	$—	$—	$—	$83,275
Christopher E. Lee	$47,000	$47,025	$—	$—	$—	$—	$94,025
David J. Lubar	$35,557	$—	$—	$—	$—	$—	$35,557
Richard C. Neugent	$46,500	$47,025	$—	$—	$—	$—	$93,525
Randolph D. Smoak	$43,000	$47,025	$—	$—	$—	$—	$90,025

          Effective February 26, 2009, each non-employee member of our board of directors was granted restricted shares of our common stock or long term incentive plan units in the Operating Partnership (“LTIP units”) as follows: Messrs. Georgius, Lee, Lubar and Neugent were each granted 6,569 LTIP units, and Messrs. Jennings and Smoak were each granted 6,569 restricted shares of our common stock.

EXECUTIVE OFFICERS AND OTHER OFFICERS

Key Executive Officers

          Information for James W. Cogdell, Frank C. Spencer and Scott A. Ransom is contained above under the heading “Item 1 — Election of Directors.” Information with respect to some of our other key executive officers is set forth below. All of our executive officers are appointed as executive officers at the meeting of the Board held at the time of each annual meeting of stockholders.

          Charles M. Handy, age 47, Chief Financial Officer, Senior Vice President and Secretary. Mr. Handy has served as our Chief Financial Officer, Senior Vice President and Secretary since our inception in 2005. Prior to that, Mr. Handy had served as the Chief Financial Officer, Treasurer and Corporate Secretary for Cogdell Spencer Advisors, Inc. since 1997. Formerly, Mr. Handy was Corporate Controller for Faison & Associates, Inc., a commercial real estate management and development firm headquartered in Charlotte, North Carolina, and began his career at Ernst & Young. Mr. Handy has more than 21 years of experience in commercial real estate, accounting, finance and operations. Mr. Handy is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. He has also acted as the Compliance Officer for Cogdell Spencer Advisors, Inc.’s licensing and regulation process. Mr. Handy is a licensed real estate broker in North Carolina. Mr. Handy received a B.S.B.A. in accounting and real estate from Appalachian State University and received an M.B.A. from Wake Forest University.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Cogdell Spencer Inc., a Maryland corporation (the “Company”), assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices, and the Company’s compliance with laws, regulations and corporate policies, and the independent registered public accounting firm’s qualifications, performance and independence. Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2008 and their assessment of internal control over financial reporting as of December 31, 2008. Deloitte & Touche LLP, our independent registered public accountants, issued its unqualified report on our financial statements.

          The Audit Committee also has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has conducted a discussion with Deloitte & Touche LLP relative to its independence. The Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

          As set forth in the charter of the Audit Committee, our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, and reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q. The members of the Audit Committee are not our full-time employees and are not performing the functions of auditors or accountants. All members of the Audit Committee have been affirmatively determined by the Board to be independent within the standards prescribed by the New York Stock Exchange and the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Georgius, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

          Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.

          Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K for filing with the SEC.

          Respectfully submitted by the members of the Audit Committee:

John R. Georgius, Chairman
Richard B. Jennings
David J. Lubar
Richard C. Neugent
Randolph D. Smoak, M.D.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

          Our Board, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Our Corporate Governance Guidelines reflect the NYSE listing standards. Among other things, our Corporate Governance Guidelines contain categorical standards for determining director independence in accordance with the NYSE listing standards. A copy of our Corporate Governance Guidelines is available in print to any shareholder who requests it and also available on our website at www.cogdellspencer.com.

Director Independence

          The Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. Our Board has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC: Messrs. Georgius, Lee, Lubar, Jennings, Neugent and Dr. Smoak. The Board has determined that each of Mr. Cogdell, the Chairman of the Board, Mr. Spencer, our President and Chief Executive Officer and Mr. Ransom, President and Chief Operating Officer of our Erdman subsidiary, are not independent directors because each is a named executive officer.

Criteria for Board Membership

          Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals: responsibility to its stockholders, understanding of the medical office industry, leadership, effective execution, high customer satisfaction and a superior employee working environment. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity and personal skills in finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend the Company’s annual meetings of stockholders. Each member of the Board is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual evaluation process.

Whistleblowing and Whistleblower Protection Policy

          The Audit Committee has established procedures for: (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact the Audit Committee to report complaints or concerns relating to our financial reporting, you may do so by (i) calling the Compliance Hotline at 1-800-595-5573, (ii) emailing our Compliance Email Box at whistleblower@cogdellspencer.com, or (iii) delivering the report via regular mail, which may be mailed anonymously, to c/o Audit Committee, Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209. A copy of the policy is available on our website at www.cogdellspencer.com.

Code of Business Conduct and Ethics

          Our Code of Business Conduct and Ethics (the “Code of Ethics”) documents the principles of conduct and ethics to be followed by our employees, executive officers and directors, including our principal executive officer, financial officer and accounting officer. The purpose of the Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; promote compliance with applicable governmental laws, rules and regulations; promote the prompt internal reporting to an appropriate person or committee of violations of the Code of Ethics; promote accountability for adherence to the Code of Ethics; provide guidance to employees, executive officers and directors to help them recognize and deal with ethical issues; provide mechanisms to report unethical conduct; and help foster our longstanding culture of honesty and accountability. A copy of the Code of Ethics has been provided to, and signed by, each of our directors, executive officers and employees. A copy of the Code of Ethics is available on our website at www.cogdellspencer.com and can be provided to any stockholder upon request.

Disclosure Committee

          We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The Disclosure Committee meets at least quarterly. The purpose of the Disclosure Committee is to bring together executive management and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings.

Communications with Stockholders

          We provide the opportunity for stockholders and interested parties to communicate with the members of the Board. They may communicate with the independent Board members, non-management directors or the Chairperson of any of the Board’s committees by email or regular mail. All communications should be sent to: stockholdercommunications@cogdellspencer.com, or to the attention of the Independent Directors, the Audit Committee Chairman, the Compensation Committee Chairman or the Nominating and Corporate Governance Committee Chairman at 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209. The means of communication with members of the Board is available on our website under “Communications Policy” at www.cogdellspencer.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

          This section of the proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

          The Compensation Committee, in consultation with our Board and Chief Executive Officer, sets our compensation philosophy.

          The basic philosophy underlying our executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and that compensation should be based on delivering pay commensurate with performance. Accordingly, the executive compensation program for our Chairman and Chief Executive Officer and our other executive officers has been structured to achieve the following objectives:

●	Provide compensation that attracts, retains, and motivates key executive officers to lead our company effectively and continue our short and long-term profitability and growth;

●
Link executive compensation and our financial and operating performance, by setting executive compensation based on the attainment of certain objective and subjective company and department performance goals; and

●
Align the interests of our executive officers and stockholders by implementing and maintaining compensation programs that provide for the acquisition and retention of significant equity interests in us by executive officers.

          Based on these objectives, the executive compensation program has been designed to assist us in attracting, motivating and retaining executive officers to help us achieve our performance goals. The program is structured to provide our executive officers with a combination of base salaries, annual cash incentive awards, long-term incentive awards and stock ownership opportunities.

          We have entered into written employment agreements with each of our named executive officers and certain other key employees. Some aspects of the compensation paid for our executive officers are affected by the terms of the applicable employment agreement. For example, if a base salary is decreased during the term of an employment agreement, the employee may terminate the agreement for good reason and would be entitled to certain severance benefits. Descriptions of these agreements are set forth under the heading “Agreements with Executive Officers.”

Setting Executive Compensation

          The Compensation Committee is comprised of four independent directors, Messrs. Lee (Chairman), Georgius and Jennings and Dr. Smoak. The Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our 2005 long-term stock incentive plan. The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on our website at www.cogdellspencer.com.

          The Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items among cash and equity compensation for our Chairman and our Chief Executive Officer. With respect to the compensation of our other executive officers, the Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation. The ultimate determination on total compensation and the elements that comprise that total compensation is made solely by the Compensation Committee.

          The Compensation Committee meets regularly during the year (four meetings in 2008) and has periodic conference calls, as needed, to evaluate executive performance against the goals and objectives set at the beginning of the year, to monitor market conditions in light of these goals and objectives and to review the compensation practices. The Compensation Committee makes regular reports to the Board.

What the Executive Compensation Plan is Designed to Reward

          The Compensation Committee has designed the executive compensation plan to achieve three primary objectives:

●	Attracting, Motivation and Retaining Key Executives. We have been successful in creating an experienced and highly effective team with long tenure and a deep commitment to us.

●
Linking Compensation to Performance. The Compensation Committee generally rewards the achievement of specific annual, long-term and strategic goals of both our Company and each individual executive officer. The Compensation Committee measures performance of each executive officer, by considering (1) our Company performance and (2) the performance of each executive officer’s department and/or area of responsibility against financial measures established at the beginning of the year, and (3) a subjective evaluation of each executive officer. The Compensation Committee evaluates the performance of our Chairman of the Board and Chief Executive Officer.

●
Aligning the Interest of our Executive Officers with our Stockholders. Long-term incentive compensation is designed to provide incentives for each executive officer to successfully implement our long-term strategic goals and to retain such executive officer. We have designed our annual and long-term incentive programs to award performance-based equity to allow our executive officers to grow their ownership in our company and create a further alignment with our stockholders.

Role of the Compensation Consultant

          Our executive compensation is designed to be competitive with those of executive officers of other equity REITs and private real estate companies, while also taking into account the executive officers’ performance. The compensation amounts paid by other equity REITs and private real estate companies were determined based upon the review of independent third party sources on executive compensation in the real estate industry, including the CEL & Associates Inc. National Real Estate Compensation and Benefits Survey5, the NAREIT Compensation Survey and a Compensation Benchmarking Analysis prepared for the Company by our compensation consultant, FPL Associates, L.P. (“FPL”).

5 It should be noted that Christopher Lee, a member of the Company’s Board and chairman of the Compensation Committee, is the President of CEL & Associates, Inc.  No fees or other consideration were paid to Mr. Lee or CEL & Associates, Inc. in connection with the Compensation Committee’s review of the CEL & Associates, Inc. published report.

          The FPL Compensation Benchmarking Analysis included a competitive benchmarking analysis for our named executive officers in the specific compensation components of base salary, total annual cash compensation (base salary plus incentive), long-term incentive award value, and total remuneration (total annual cash compensation plus long-term incentive award value). Each compensation component was analyzed on the basis of 25th percentile, median, average, and 75th percentile. Cogdell Spencer’s executive compensation was then compared to the peer group as a percentage of market median and market average.

          A key issue in conducting a competitive benchmarking analysis is the identification of the appropriate market definition, or comparative peer group(s). Comparative peer groups form the barometer for evaluating and establishing pay levels, incentive opportunities, long-term incentive grants, performance measures and expectations. The FPL Compensation Benchmarking Analysis determined the peer group based on the following factors: asset focus, geographic location, company size, talent/recruitment, investment dollars and growth objectives or performance. The peer groups identified compete with the Company for talent, investment dollars and/or business.

          In examining a representative view of the public REIT marketplace, FPL utilized two peer groups of public real estate companies as the foundation for benchmarking the Company’s executives. The peer groups were asset-based (seven public REITs that focus on the healthcare sector), including Cousins Properties, Healthcare Realty Trust, Investors Real Estate Trust, LTC Properties, Medical Properties Trust, Omega Healthcare Investors and Washington Real Estate Investment Trust; and size –based (ten public REITs and one public real estate operating company that focus on a variety of asset classes and are similar in size to the Company in terms of total capitalization), including Acadia Realty Trust, American Land Lease, AmREIT, and Associated Estates Realty Corporation and others. The peer groups were rated according to metrics including total shareholder return (share price appreciation plus dividends) and funds from operations (“FFO”) per share growth (year over year growth in FFO on a per share basis).

Measuring 2008 Performance

          Our compensation philosophy measures our performance as a whole and the performance of each department. Our Compensation Committee has prepared performance targets for our Chief Executive Officer. Our Chief Executive Officer has prepared performance targets for each of our executive officers, other than the Chairman and Chief Executive Officer, and these performance targets have been approved and adopted by the Compensation Committee. These targets measure performance through the achievement of specific, objective, financial goals by us and the department of each executive officer as well as through a subjective evaluation of each executive officer. Our Chairman of the Board, Mr. Cogdell, does not participate in this aspect of our incentive compensation plan. Mr. Cogdell was the Company’s largest stockholder as of December 31, 2008 and in light of his significant ownership interest in the Company, the Compensation Committee believes that his long-term interests are currently aligned with those of the Company’s stockholders.

          The Compensation Committee has established three strategic goals for use in executive achievement incentive compensation formulas. For 2008, the goals were expressed is three separately evaluated categories: (1) Gross Revenue; (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”); and (3) funds from operations modified (“FFOM”). The corporate-level performance targets set by the Compensation Committee and our Chief Executive Officer for 2008 for Messrs. Spencer and Handy are set forth in the table below.

Corporate-Level Performance Targets / Achievement Percentage

FFOM per share	Gross Revenue	EBITDA
	(Dollars in millions)	(Dollars in millions)

$1.19 / 50%	$365 / 50%	$61 / 50%
$1.20 / 60%	$367 / 60%	$62 / 60%
$1.21 / 70%	$369 / 70%	$63 / 70%
$1.22 / 80%	$371 / 80%	$64 / 80%
$1.23 / 90%	$373 / 90%	$65 / 90%
$1.24 / 100%	$375 / 100%	$66 / 100%
$1.25 – 1.27 / 115%	$377 -381 / 115%	$67-69 / 115%
$1.28-1.30 / 130%	$382 - 386 / 130%	$70-72 / 130%

          In 2008, without taking into account any achievement bonus earned by Messrs. Spencer and Handy, the Company achieved FFOM per share of $1.25 (or 115% achievement percentage), gross revenues of $335,740,000 (or 0% achievement percentage) and EBITDA of $60,110,000 (or 0% achievement percentage).

          Mr. Spencer’s annual achievement bonus for 2008 did not contain discretionary elements and was based entirely on the three corporate-level performance targets outlined above. Mr. Spencer’s annual achievement bonus was determined as follows: (1) 60% attributable to FFOM per share achievement percentage, (2) 20% attributable to Gross Revenue achievement percentage and (3) 20% attributable to EBITDA achievement percentage. In 2008, Mr. Spencer was eligible for an annual achievement bonus of $500,000 based on 100% achievement by the Company of the corporate-level performance targets described above; he was awarded $345,000 based on the Company’s performance in 2008. Targets were not achieved related to Gross Revenue and EBITA thresholds; therefore the full amount of Mr. Spencer’s annual achievement bonus was attributable to achieving the FFOM target.

          Mr. Spencer was also eligible for an incentive bonus of $250,000 in 2008 based on 100% achievement of the FFOM growth criteria set forth below:

FFOM Growth Over Established Prior Year Target	% Goal Achievement Towards Incentive Bonus
<8.0%	0
8.0% – 8.9%	60% or $150,000
9.0% – 9.9%	80% or $200,000
10.0% & above	100% or $250,000

          In 2008, the minimum FFOM per share that the Company needed to achieve in order for Mr. Spencer to receive any incentive bonus was $1.20, and Mr. Spencer was eligible to receive 60% (or $150,000) based on FFOM per share of $1.20 to 1.2099, 80% (or $200,000) based on FFOM per share of $1.21 to $1.2199 and 100% (or $250,000) based on FFOM per share of $1.22 or greater. In 2008, the Company’s FFOM per share was $1.22 and Mr. Spencer was awarded an incentive bonus of $250,000 based on 100% achievement of the targeted level. Mr. Spencer’s incentive compensation in 2008 was paid entirely in LTIP units, based on the closing price of the Company’s common stock on the final business day of 2008, or December 31, 2008 (or $9.36 per share), resulting in a grant of 63,568 LTIP units.

          Mr. Handy’s annual achievement bonus for 2008 was based the following criteria: (1) 70% on the three corporate-level performance targets outlined in the table above, (2) 10% based on certain departmental goals described below and (3) 20% based on subjective evaluation by the Chief Executive Officer. Mr. Handy was eligible to receive $247,000 in cash and $150,000 in LTIP units based on 100% achievement of the criteria described above for 2008. In 2008, Mr. Handy received an annual achievement bonus of $188,843 in cash and $114,450 in LTIP units (11,891 LTIP units). The corporate-level performance component of Mr. Handy’s achievement bonus was determined as follows: (1) 60% attributable to FFOM per share achievement percentage, (2) 20% attributable to Gross Revenue achievement percentage and 20% attributable to EBITDA achievement percentage. Based on the Company’s achievement of these corporate-level performance targets in 2008, Mr. Handy received 69% of his maximum eligible annual achievement bonus, or $191,993 ($119,036 in cash and $72,957 in LTIP units). Targets were not achieved relating to Gross Revenue and EBITDA thresholds; therefore the full amount of Mr. Handy's annual achievement bonus relating to corporate-level performance targets was attributable to achieving the FFOM target. The departmental goal component of Mr. Handy’s achievement bonus was based on corporate G&A. In 2008, 10% of the target bonus that Mr. Handy was eligible to receive was based on the Company limiting corporate G&A to $9,967,000. In 2008, corporate G&A was $10,074,000 and therefore Mr. Handy received 80% of his bonus attributable to his departmental goals, or $31,800 ($19,716 in cash and $12,084 in LTIP units). The criteria on which the Chief Executive Officer based the subjective evaluation component of Mr. Handy’s annual achievement bonus included Mr. Handy’s leadership within his department, the quality of advice and support he provided to the Chief Executive Officer and the Board of Directors, his performance on special projects and his core competencies in departmental management. Based on these criteria, Mr. Handy was awarded the full portion of his bonus attributable to the subjective evaluation of the Chief Executive Officer, or $79,500.

          Mr. Handy was also eligible to receive LTIP unit grants in 2008 based on the amount of development projects completed by the Company in 2008. Mr. Handy was eligible to receive LTIP units in 2008 in an amount equal to 0.15% of the asset value of each new completed and owned development project. LTIP units totaling $24,300 based on a price of $15.72 per unit were granted to Mr. Handy related to the completion of Alamance Regional Mebane Outpatient Center during 2008. The LTIP units vested 50% at the certificate of occupancy and the remaining 50% will vest upon rent stabilization.

          Mr. Ransom was eligible to receive LTIP unit grants in 2008 under the Company’s equity incentive plan in amounts equal to (1) 16% of the amount by which Erdman’s actual EBITDA, excluding income relating to development projects financed by the Company or one of its affiliated companies (or development fees), exceeded $29.3 million in 2008, and (2) 0.5% of the asset value of each new completed and owned development project, respectively.  No LTIP unit grants were granted to Mr. Ransom under this program in 2008.

          Mr. Ransom was also eligible for certain performance related bonuses in 2008 under an incentive bonus plan of Erdman that was adopted by the Erdman board of directors and in place prior to the time of the Company’s acquisition of Erdman in March 2008 and the Company’s equity incentive plan. Under Erdman’s incentive bonus plan, Mr. Ransom received $160,695 for 2008.

          Special MEA Transaction Award

          In recognition of the role played by Messrs. Cogdell, Spencer and Handy in guiding the Company through the acquisition of Erdman in March 2008, the Compensation Committee recommended, and the Board of Directors approved, a special LTIP unit award to each of Messrs. Cogdell, Spencer and Handy of $375,000 of LTIP units, $1,000,000 of LTIP units and $650,000 of LTIP units, respectively, in March 2008. The number of LTIP units initially awarded to each of Messrs Cogdell, Spencer and Handy was 23,511 LTIP units, 62,296 LTIP units and 39,185 LTIP units, respectively, and was calculated using $15.95 per LTIP unit, which was the price per share paid in connection with the Company’s private offering in January 2008. Heidi M. Wilson was also awarded $150,000 of LTIP units, 20% of which vested on March 31, 2008 and the remaining 80% were forfeited under the terms of Ms. Wilson's severance agreement.

          Of the total number of LTIP units awarded to Messrs. Cogdell, Spencer and Handy, 20% vested on the effective date of issuance, March 31, 2008. The remaining 80% will vest in variable incremental installments determined each year as follows: the amount, if any, that the FFOM targets for such year (as set forth in the table below) are exceeded, multiplied by the number of shares of the Company outstanding as of the grant date minus the Company’s pro forma compensation charge (as determined under GAAP) which would result from the issuance of such LTIP units. Any portion of the award that is not vested as of December 31, 2015 shall be forfeited. Messrs Cogdell, Spencer and Handy vested in 532 LTIP units, 1,419 LTIP units and 887 LTIP units, respectively, based on exceeding the established 2008 FFOM target per share of $1.22. The price per LTIP unit used in determining these awards was $15.95 per LTIP unit, which as the price per share paid in connection with the Company’s private offering in January 2008.

          On May 28, 2008, the Company and Heidi M. Wilson agreed to terminate her employment as Executive Vice President of the Company. Ms. Wilson did not receive any incentive compensation in 2008 and forfeited her unvested equity awards upon the termination of her employment.

Elements of our Executive Compensation Program and Why We Chose Each Element

          Our executive compensation plan has been structured to provide short and long-term incentives that promote continuing improvements in our financial results and returns to our stockholders. The elements of our executive compensation are primarily comprised of three elements designed to complement each other: annual base salaries; annual incentive bonuses; and long-term incentives. We review the various components of compensation as related but distinct. The Compensation Committee designs total compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our executive officers and our stockholders.

●
Annual Base Salaries. Annual base salaries are paid for ongoing performance throughout the year. In the case of each of our named executive officers, annual base salaries are paid in accordance with the employment agreement between us and such executive officers.

On May 28, 2008, Mr. Cogdell, the Chairman of the Board elected to forego his Annual Salary (as such term is defined in his employment agreement, dated October 21, 2005, between the Company, Cogdell Spencer LP and Mr. Cogdell) (the “Foregone Salary”) as of the partial fiscal year beginning April 1, 2008 through December 31, 2008, and continuing for each of the Company’s fiscal years during which Mr. Cogdell is employed by the Company. In lieu of receiving his Annual Salary, the Compensation Committee determined that to further align Mr. Cogdell’s interests with those of the Company’s stockholders, Mr. Cogdell shall be awarded LTIP units under the Company’s 2005 equity incentive plan, as follows: (1) for the period from April 1, 2008 through December 31, 2008 (the “2008 Period”), Mr. Cogdell shall be awarded a number of LTIP units equal to (A) the Foregone Salary for the 2008 Period divided by (B) the closing price of the Company’s common stock on the New York Stock Exchange on May 28, 2008, which totaled 18,579 LTIP units for that period, and (2) for each of the Company’s fiscal years beginning on January 1, 2009 during which Mr. Cogdell is employed by the Company on a full time basis, Mr. Cogdell shall be awarded a number of LTIP units equal to (A) the Foregone Salary for such fiscal year divided by (B) the closing price of the Company’s common stock on the New York Stock Exchange on December 31 of such fiscal year (or, to the extent that December 31 is not a trading day, the immediately preceding trading day). Mr. Cogdell elected in December 2008 to accept his Annual Salary again in 2009.

Any LTIP units awarded to Mr. Cogdell in respect of each of the Company’s fiscal years beginning on January 1, 2009 shall vest ratably on the first day of each fiscal quarter. Any LTIP units that remain unvested upon the termination of Mr. Cogdell’s employment with the Company shall be forfeited. Mr. Cogdell has elected to return to cash compensation in 2009.

Together with our Board and Chief Executive Officer, the Compensation Committee’s annual review of an executive officer includes a review of the performance of such executive officer’s department and our overall performance. Increases to the annual salary are based on recommendations of the Chief Executive Officer and are subject to approval by the Compensation Committee based on the Chief Executive Officer’s review of salaries of comparable executive officers in comparable companies. The Compensation Committee’s annual review of our Chairman of the Board and Chief Executive Officer includes a review of our overall performance. Pursuant to the employment agreements that we entered into with our named executive officers and certain other key employees, annual salary for these individuals cannot be decreased beyond the amount set forth in the executive officer’s employment agreement. We provide this element of compensation to compensate executive officers for services rendered during the fiscal year. The Company has enacted a salary adjustment freeze for fiscal year 2009 for all employees, including executive officers.

●
Annual Incentive Bonus. We have provided and expect to continue to provide for the payment of equity and cash incentive bonuses based on our performance in relation to both predetermined objectives and subjective individual executive performance. Our Chairman of the Board does not participate in the annual incentive bonus. Our Compensation Committee determines the annual incentive bonus for our Chief Executive Officer based on certain predetermined performance targets, our Chief Executive Officer and our Compensation Committee determine the annual incentive bonus for our other executive officers based on certain pre determined performance targets. See “Measuring 2008 Performance.” We provide this element of compensation because we believe that it promotes loyalty, hard-work and focus, honesty and vision.

●	Long-Term Incentives. Pursuant to our 2005 long-term stock incentive plan, we have provided and expect to continue to provide long-term incentives through grants of stock options, restricted stock, LTIP units, stock appreciation rights, phantom shares, dividend equivalent rights and other equity-based awards, the exact numbers of which vary, depending on the position and salary of the executive officer. These equity based awards will be designed to link executive compensation to our long-term Common Stock performance.

The Compensation Committee has the full authority to administer and interpret our 2005 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2005 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2005 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2005 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. For more information on our 2005 long-term stock incentive plan, we refer you to our Registration Statement on Form S-11 filed by us on October 26, 2005.

Perquisites and Other Personal Benefits

          In order to attract and retain highly qualified individuals for key positions, we occasionally provide our executive officers with perquisites and other personal benefits that are consistent with our compensation philosophy. For more information regarding perquisites and other personal benefits, we refer you to the “All Other Compensation” table set forth under “Executive Compensation.”

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

          Our compensation program seeks to reward our executive officers for their superior performance and Company performance, while closely aligning the interests of our executive officers with the interests of our stockholders. In making compensation decisions, the Compensation Committee considers various measures of company and industry performance, including a combination of FFOM, gross revenue and EBITDA. Consistent with this approach, the Compensation Committee pays our executive officers annual base salaries in order to provide them with a minimum compensation level that is intended to reflect such executive officer’s value and historical contributions to our success in light of salary norms of our competitors. The Compensation Committee may elect to pay our executive officers annual incentives to reward our executive officers for achievement of financial and other performance of our company and of such executive officer’s department, with a component of performance based on a subjective evaluation. The Compensation Committee may elect to pay our executive officers long-term incentives to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our executive officers with those of our stockholders. Through the elements of our compensation program, the Compensation Committee seeks to maintain a competitive total compensation package for each executive officer, while being sensitive to our fiscal year budget, annual accounting costs and the impact of share dilution in making such compensation payments.

Other Matters

          Tax and Accounting Treatment. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executive officers with appropriate compensation for their performance. The Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

          We account for stock-based payments through our equity incentive plans, including our 2005 long-term stock incentive plan and performance bonus plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123-R.

Other Policies

          Although we do not have any policy in place regarding minimum ownership requirements for either our executive officers or directors, our named executive officers all have significant stakes in us. We do not have any policy in place regarding the ability of our executive officers or directors to engage in hedging activities with respect to our Common Stock. In addition, we do not have nonqualified deferred compensation plans.

Compensation Committee Report

          The executive compensation philosophy, policies, plans, and programs of Cogdell Spencer Inc., a Maryland corporation (the “Company”), are under the supervision of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, which is composed of the non-management directors named below, each of whom has been determined by the Board to be independent under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards.

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company’s proxy statement as required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board, that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2009 annual meeting of stockholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

          Respectfully submitted by the members of the Compensation Committee:

Christopher E. Lee, Chairman	Richard B Jennings
John R. Georgius	Randolph D. Smoak, M.D.

Compensation Committee Interlocks and Insider Participation

          There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

Executive Compensation

          The following table sets forth the annual base salary and other compensation paid or earned in 2008, 2007 and 2006 to our Chairman, Chief Executive Officer and President, Chief Financial Officer and the President and CEO, of Erdman Company, acquired in March 2008. Ms. Wilson’s employment with the Company ended on May 28, 2008. These executive officers are referred to herein collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total

James W. Cogdell	2008	$444,388	(5)	$—		$83,485	$—	$—	$—	$24,338	$552,211
Chairman	2007	$442,080		$—		$—	$—	$—	$—	$22,525	$464,605
	2006	$442,080		$—		$—	$—	$—	$—	$21,782	$463,862

Frank C. Spencer	2008	$490,426		$595,000	(6)	$222,633	$—	$—	$—	$29,447	$1,337,507
Chief Executive Officer	2007	$442,080		$—		$—	$—	$—	$—	$25,932	$468,012
and President	2006	$442,080		$—		$—	$—	$—	$—	$24,557	$466,637

Charles M. Handy	2008	$276,857		$303,293	(7)	$163,448	$—	$—	$—	$31,192	$774,791
Chief Financial Officer,	2007	$234,840		$109,797		$—	$—	$—	$—	$27,719	$372,356
Senior Vice President	2006	$234,840		$92,762		$—	$—	$—	$—	$26,579	$354,181
and Secretary

Heidi M. Wilson(3)	2008	$84,431		$—		$30,000	$—	$—	$—	$402,148	$516,579
Executive Vice President	2007	$147,500		$94,800		$—	$—	$—	$—	$6,385	$248,685

Scott A. Ransom(4)	2008	$260,417		$160,695		$—	$—	$—	$—	$52,008	$473,120
President and CEO,
Erdman Company

(1)
The Board awarded approximately $2,500,000 of LTIP units in recognition of the role played by certain employees in the acquisition of Erdman. The awards were as follows: Mr. Spencer, $1,000,000; Mr. Cogdell, $375,000; Mr. Handy, $650,000; and Ms. Wilson, $150,000. The aggregate number of LTIP units awarded was 156,739, which was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards. Effective December 31, 2008, additional LTIP units vested as the result of achieving certain performance standards as provided in the awards. The additional vesting was as follows using $15.95 per LTIP unit: Mr. Cogdell, $8,485 (532 LTIP units); Mr. Spencer, $22,633 (1,419 LTIP units); Mr. Handy, $14,148 (887 LTIP units). Under Ms. Wilson’s severance agreement she forfeited the remaining 80% of her unvested LTIP units.

(2)
All other compensation includes employer 401(k) match, health insurance premiums, term life insurance premiums, disability insurance premiums, personal use of company-owned vehicles, club dues and severance, as applicable. For more information on these amounts, see “All Other Compensation” below.

(3)	Heidi M. Wilson’s employment with the company ended on May 28, 2008 and “All Other Compensation” includes severance paid in 2008 of $400,000.

(4)	Reflects Mr. Ransom’s compensation from March 10, 2008, the date of closing the Company’s acquisition of Erdman, through December 31, 2008.

(5)
Mr. Cogdell elected to forego annual salary from April 1, 2008 through December 31, 2008, and in lieu of salary, was awarded LTIP units equal to foregone salary divided by the closing price of the Company’s common stock on May 28, 2008. One third of these units vested on May 28, 2008, July 1, 2008 and October 1, 2008, respectively.

(6)
Mr. Spencer’s bonus is paid entirely in LTIP units, based on the closing stock price on the final day of business for the year, or December 31, 2008 ($9.36/share), resulting in an LTIP grant of 63,568 units.

(7)	In 2008, Mr. Handy earned a cash bonus of $188,843 and LTIP units of $144,450, resulting in a total achievement incentive of $303,293.

          The following table sets forth the components of the “All Other Compensation” column found in the previous table.

Name	Year	Employer 401(k) Match and Profit Sharing Contribution	Health, Life and Disability Insurance Premiums	Long Term Disability Insurance Premiums	Short Term Disability Insurance Premiums	Car Allowance	Personal Use of Company Vehicle	Club Dues	Severance	Total

James W. Cogdell(1)	2008	$5,731	$5,852	$—	$—	$—	$12,756	$—	$—	$24,338
	2007	$9,000	$3,853	$—	$—	$—	$9,672	$—	$—	$22,525
	2006	$8,800	$3,593	$—	$—	$—	$9,389	$—	$—	$21,782

Frank C. Spencer(1)	2008	$9,200	$8,889	$—	$—	$—	$11,358	$—	$—	$29,447
	2007	$9,000	$7,814	$—	$—	$—	$9,118	$—	$—	$25,932
	2006	$8,800	$7,257	$—	$—	$—	$8,500	$—	$—	$24,557

Charles M. Handy	2008	$9,200	$8,889	$—	$—	$—	$13,103	$—	$—	$31,192
	2007	$9,000	$7,814	$—	$—	$—	$10,905	$—	$—	$27,719
	2006	$8,800	$7,257	$—	$—	$—	$10,522	$—	$—	$26,579

Heidi M. Wilson (2)	2008	$—	$348	$—	$—	$1,800	$—	$—	$400,000	$402,148
	2007	$—	$1,071	$—	$—	$5,314	$—	$—	$—	$6,385

Scott A. Ransom(1)(3)	2008	$28,542	$9,828	$—	$—	$6,000	$—	$7,638	$—	$52,008

(1)	The named executive officers received no additional compensation for serving as a director.

(2)	Heidi M. Wilson’s employment with the company began on April 5, 2007 and ended on May 28, 2008. All other compensation includes $400,000 in severance.

(3)	Reflects all other compensation for Mr. Ransom from March 10, 2008 through December 31, 2008.

Grants of Plan-Based Awards for 2008

									All
									Other	All other
									Stock	Option
									Awards:	Awards:
									Number	Number	Exercise
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			of	of	or Base	Closing	Grant Date
			Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares	Securities	Price of	Market	Fair Value
									of Stock	Underlying	Option	Price on	of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date of	and Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Grant	Awards
James W. Cogdell	3/31/2008	(1)	—	—	—	—	—	—	4,702	—	—	—	$75,000
	12/31/2008	(1)	—	—	—	—	—	—	532	—	—	—	$8,485

Frank C. Spencer	3/31/2008	(1)	—	—	—	—	—	—	12,539	—	—	—	$200,000
	12/31/2008	(1)	—	—	—	—	—	—	1,419	—	—	—	$22,633

Charles M. Handy	3/31/2008	(1)	—	—	—	—	—	—	7,837	—	—	—	$125,000
	3/31/2008	(2)	—	—	—	—	—	—	1,546	—	—	—	$24,300
	12/31/2008	(1)	—	—	—	—	—	—	887	—	—	—	$14,148

Heidi M. Wilson	3/31/2008	(1)	—	—	—	—	—	—	1,881	—	—	—	$30,000

(1)
The Board awarded approximately $2,500,000 of LTIP units in recognition of the role played by certain employees in the acquisition of Erdman. The awards were as follows: Mr. Spencer, $1,000,000; Mr. Cogdell, $375,000; Mr. Handy, $650,000; and Ms. Wilson, $150,000. The aggregate number of LTIP units awarded was 156,739, which was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards. Effective December 31, 2008, additional LTIP units vested as the result of achieving certain performance standards as provided in the awards. The additional vesting was as follows using $15.95 per LTIP unit: Mr. Cogdell, $8,485 (532 LTIP units); Mr. Spencer, $22,633 (1,419 LTIP units); Mr. Handy, $14,148 (887 LTIP units). Under Ms. Wilson’s severance agreement she forfeited the remaining 80% of her unvested LTIP units.

(2)
Mr. Handy was awarded $24,300 of LTIP units in connection with the completion of the Alamance Regional Mebane Outpatient Center. The award was based on the project’s asset value and was calculated using $5.72 per LTIP unit, the Company’s common stock price on March 31, 2008, the date the certificate of completion was received for the project.

Outstanding Equity Awards at Fiscal Year-End for 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units or Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

James W. Cogdell	—	—	—	—	—	18,722	$291,515	—	—

Frank C. Spencer	—	—	—	—	—	48,738	$777,367	—	—

Charles M. Handy	—	—	—	—	—	30,461	$485,852	—	—

(1)
The amounts shown represent unvested amounts related to LTIP units granted in recognition of the role played in the acquisition of Erdman. The number of LTIP units awarded was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of the issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards as described in “Executive Compensation-Special MEA Transaction Award.” The amounts shown represent unvested amounts remaining after the vesting of LTIP units related to the achievement of 2008 performance standards.

          Our executive officers did not receive any grants of option awards or unvested stock awards during 2008. In addition, we did not grant stock options, stock appreciation rights or similar instruments.

Section 16(a) Beneficial Ownership Reporting Compliance

          Under federal securities laws, our directors, executive officers and holders of 10% or more of our Common Stock are required to report, within specified monthly and annual due dates, their initial ownership in our Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely upon a review of the copies of the forms furnished to us, we believe that the following persons made late filings for the 2008 fiscal year as follows: James W. Cogdell filed a timely Form 5 to report one late Form 4 transaction, Richard B. Jennings filed a late Form 4 to report one transaction, Charles M. Handy filed a timely Form 5 to report one late Form 4 transaction, Richard C. Neugent filed a late Form 4 to report one transaction, Scott A. Ransom filed a late Form 3 to report one transaction and his status as an insider, and Randolph D. Smoak, M.D. filed a late Form 4 to report one transaction.

Agreements with Executive Officers

          We entered into written employment agreements with our named executive officers employed at the time of our initial public offering that became effective upon the closing of our initial public offering, pursuant to which Messrs. Cogdell, Spencer and Handy are expected to agree to serve, respectively, as our Chairman, Chief Executive Officer and President, and Chief Financial Officer, Senior Vice President and Secretary. Upon the acquisition of Erdman on March 10, 2008, we entered into a written employment agreement with Mr. Ransom pursuant to which he agreed to serve as our President & Chief Executive Officer of Erdman Company. The employment agreements require the executive officers to devote substantially all of their business time and effort to our affairs.

          The employment agreements with Messrs. Cogdell, Spencer and Ransom are each for a five-year term and Mr. Handy’s is for a three-year term; provided, however, that the terms will be automatically extended for successive one-year periods unless, not later than three months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. Mr. Handy’s agreement was renegotiated in 2008 for an additional three year term and new terms were included by the Compensation Committee as outlined below. The employment agreements provide for an annual base salary to each of Messrs. Cogdell, Spencer, Handy, and Ransom respectively, and for bonus and other incentive eligibility (as determined by the Compensation Committee of the Board) and participation in employee benefit plans and programs. We also make available to each of Messrs. Cogdell, Spencer and Handy use of a Company car. We provide a vehicle allowance to Mr. Ransom.

          The compensation otherwise payable to Messrs. Cogdell and Spencer shall be subject to reduction as follows:

          In the event that during the term of their employment agreements or any extension thereof, the average annual combined net operating income for East Jefferson Medical Office Building and East Jefferson Medical Specialty Building for any of the years ended December 31, 2007, 2008, 2009 and 2010 declines by more than 15% from their combined estimated 2006 net operating income, which is estimated to be $2.15 million, an amount equal to such additional decline (up to the next 15% of such shortfall) (which is referred to in the employment agreements as the “captured shortfall amount”) shall off-set the compensation otherwise payable to each such executive officer in the next calendar year following such measurement period by an amount equal to 50% of such captured shortfall amount.

          Upon the termination of an executive officer’s employment either by us for “cause” or by the executive officer without “good reason” during the term of his/her employment agreement, such executive officer will be entitled to receive his annual base salary and other benefits accrued through the date of termination of the executive officer’s employment.

          The term “cause” as used in the employment agreements is generally defined to mean:

          (i) conviction of, or formal admission to, a felony (Mr. Handy’s 2008 agreement includes conviction of, or formal admission to, a misdemeanor the circumstances of which are to the material detriment to the Company’s reputation whether or not in the performance of the Executive’s duties hereunder, or a felony);

          (ii) engagement in the performance of the executive officer’s duties, or otherwise to our material and demonstrable detriment, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii) repeated failure to adhere to the directions of our Board, or to adhere to our policies and practices;

          (iv) willful and continued failure to substantially perform the executive’s duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by us specifically identifying the manner in which we believe the executive officer has not substantially performed such duties;

(v) breach of any of the provisions of the covenants of the executive officer’s employment agreement; or

          (vi) breach in any material respect of the terms and provisions of the executive officer’s employment agreement and failure to cure such breach within 90 days following written notice from us specifying such breach.

          The term “good reason” as used in the employment agreements is generally defined to mean:

          (i) the material reduction of the executive officer’s authority, duties and responsibilities, the failure to continue the executive officer’s appointment in his given position, or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with us;

(ii) a reduction in annual salary of the executive officer;

(iii) the relocation of the executive officer’s office to more than 50 miles from Charlotte, North Carolina (or in the case of Mr. Ransom, more than 50 miles from Madison, Wisconsin);

(iv) our material and willful breach of the executive officer’s employment agreement; or, in the case of Messrs. Cogdell and Spencer only,

          (v) a decision by us, over the reasonable objection of the executive officer acting in good faith, materially to change our business plan so as to effect a fundamental change to our primary business purpose. This clause was stricken from the agreement negotiated with Mr. Handy in 2008.

          Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or, in the case of Messrs. Cogdell and Spencer, any non-renewal of the executive officer’s employment agreement by us, the executive officer will be entitled under his employment agreement to the following severance payments and benefits:

●	annual base salary, bonus and other benefits accrued through the date of termination;

●
a lump-sum cash payment equal to 1.99 multiplied by the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs;

●
for three years after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination; and

●	full vesting of all outstanding equity-based awards held by the executive officer.

          Upon a change of control (as defined in the employment agreements), while the executive officer is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition if, after a change of control, the executive officer terminates his employment with us within one year of the change in control, such termination shall be deemed a termination by the executive officer for good reason. The term “change of control” as used in the employment agreements is generally defined to mean:

          (i) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (A) the combined voting power of our then outstanding securities or (B) the then outstanding shares of our Common Stock; or

          (ii) any consolidation or merger where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

          (iii) there shall occur (A) any sale, lease, exchange or other transfer of all or substantially all of our assets, or (B) the approval by our stockholders of any plan or proposal for our liquidation or dissolution; or

(iv) the members of our Board, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the Board.

          With respect to Mr. Handy, in the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his employment agreement to the same payments and benefits as if terminated other than for cause, except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years, and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.

          Upon the termination of the executive officer’s employment due to the death or disability (generally meaning a condition rendering the executive officer unable to perform substantially and continually the duties assigned to him) of the executive officer, the executive officer (or his estate) will be entitled under his employment agreement to his annual base salary, bonus and other benefits accrued through the date of termination and full vesting of all outstanding equity-based awards held by the executive officer.

          In the event that any amount payable to an executive officer is determined to be an “excess parachute payment” under Section 280G of the Code, we have also agreed to make a gross-up payment to the executive officer equal to the excise tax imposed on the executive under Section 4999 of the Code. The amount of gross-up payment (which is also treated as an excess parachute payment) shall be equal to the sum of the excise taxes payable by the executive officer by reason of receiving the parachute payments plus the amount necessary to put the executive officer in the same after-tax position as if no excise taxes had been imposed on the executive officer (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates). The excise taxes shall be payable by the executive officer and we must withhold the excise tax as if the payment constituted wages to the executive officer. In addition, we are not entitled to an income tax deduction related to any excess parachute payments or related gross-up payments.

          We have also agreed to provide Mr. Cogdell’s personal accountant with an office at our headquarters building provided that Mr. Cogdell shall reimburse us for the use of such office space and for any and all benefits that we provide to this person. During 2008, no such services were provided.

          Upon termination of the executive officer’s employment, if we elect to subject the executive officer to the non-competition, confidentiality and non-solicitation provisions described below, the executive officer will be entitled to a cash payment equal to the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs. Pursuant to the terms of the non-competition provisions, the executive officer is prohibited for a one-year period following termination from, directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, engaging in any element of our business or otherwise competing with us or our affiliates, rendering any services to any person, corporation, partnership or other entity engaged in competition with us or our affiliates, or providing financial assistance to or otherwise obtaining an ownership interest in a competitor of ours or of our affiliates within a restricted territory encompassing several states in the Southeast.

          The executive officer is required to keep secret and retain in strictest confidence, and not use for his benefit or the benefit of others, except in connection with our business and affairs and those of our affiliates, all confidential matters relating to our business and the business of any of our affiliates and to us and any of our affiliates, learned by the executive officer directly or indirectly from us or any of our affiliates, and is not to disclose such confidential information to anyone outside of our company except with our express written consent and except for confidential information which is at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the executive officer, or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer’s employment agreement.

          Finally, the executive officer is prohibited from, directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service, or the employment or service of any of our affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left our employment or other service or the employment or service of any of our affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with us and our affiliates.

          The following chart sets forth the cost that we would have incurred if one of the named executive officers ceased working for us as of December 31, 2008 under the terms of our employment agreements:

Cost of Termination Under Employment Agreements

Type of Termination / Name (1)	Cash Severance (2)		Continued Medical and Dental Benefits (4)	Accelerated Vesting of Unvested Equity Compensation (5)	Excise Tax Gross-Up (6)	Total Cost of Termination

Termination For Cause / Resignation without Good Reason
James W. Cogdell	$—		$—	100% forfeited	n/a	$—
Frank C. Spencer	$—		$—	100% forfeited	n/a	$—
Charles M. Handy	$—		$—	100% forfeited	n/a	$—
Scott A. Ransom	$—		$—	100% forfeited	n/a	$—

Termination Without Cause / Resignation with Good Reason (without a change of control)
James W. Cogdell	$1,763,270		$36,854	$300,000	n/a	$2,100,124
Frank C. Spencer	$3,708,874		$36,854	$800,000	n/a	$4,545,728
Charles M. Handy	$2,016,327		$36,854	$500,000	n/a	$2,553,181
Scott A. Ransom	$1,883,700		$36,854	$—	n/a	$1,920,554

Change of Control
James W. Cogdell	$1,763,270	(3)	$36,854	$300,000	$668,092	$2,768,216
Frank C. Spencer	$3,708,874		$36,854	$800,000	$1,701,358	$6,247,086
Charles M. Handy	$2,016,327		$36,854	$500,000	$968,128	$3,521,309
Scott A. Ransom	$1,883,700		$36,854	$—	$—	$1,920,554

Non-renewal of Employment Agreement
James W. Cogdell	$1,763,270		$36,854	$300,000	n/a	$2,100,124
Frank C. Spencer	$3,708,874		$36,854	$800,000	n/a	$4,545,728
Charles M. Handy	$674,357		$36,854	$500,000	n/a	$1,211,211
Scott A. Ransom	$—		$—	$—	n/a	$—

Death or Disability
James W. Cogdell	$—		$—	$300,000	n/a	$300,000
Frank C. Spencer	$—		$—	$800,000	n/a	$800,000
Charles M. Handy	$—		$—	$500,000	n/a	$500,000
Scott A. Ransom	$—		$—	$—	n/a	$—

Note:
Assumes the Company’s election to subject the executive officer to the non-competition, confidentiality and non-solicitation provisions provided for in the employment agreements.

(1)
In analyzing the “golden parachute” tax rules (assuming that such rules are potentially applicable here), we have taken the position for purposes of completing the table that, in connection with the post-termination non-competition covenants in the employment agreements with each of the persons set forth in the table, excess parachute payments should be reduced by an amount equal to one times certain annual compensation, which is the amount payable by us to the executive if we determine to enforce such covenants.

(2)	The maximum bonus payable to Messrs. Spencer and Handy includes Long Term Incentive Plan equity grants of $750,000 and $150,000, respectively. All other amounts reflect cash.

(3)	The amount includes the payment on behalf of Mr. Cogdell for office and secretarial services pursuant to the terms of our employment agreement with Mr. Cogdell.

(4)
The cost of the medical and dental insurance is based on the cost paid by us for health insurance for a family with dependent children. The actual amount will vary based on the cost of health insurance at the time of termination, whether the individual is single or married and whether the individual has dependent children.

(5)
The Board awarded approximately $2,500,000 of LTIP units in recognition of the role played by certain employees in the acquisition of Erdman. The awards were as follows: Mr. Spencer, $1,000,000; Mr. Cogdell, $375,000; Mr. Handy, $650,000; and Ms. Wilson, $150,000. The aggregate number of LTIP units awarded was 156,739, which was calculated using $15.95 per LTIP unit, the price per share paid in connection with the Company’s private offering in January 2008. Of the total number of LTIP units granted, 20% vested on March 31, 2008 (the effective date of issuance) and the remaining 80% will vest if and when the Company achieves certain performance standards as provided in the awards. Effective December 31, 2008, additional LTIP units vested as the result of achieving certain performance standards as provided in the awards. The additional vesting was as follows using $15.95 per LTIP unit: Mr. Cogdell, $8,485 (532 LTIP units); Mr. Spencer, $22,633 (1,419 LTIP units); Mr. Handy, $14,148 (887 LTIP units). Under Ms. Wilson’s severance agreement she forfeited the remaining 80% of her unvested LTIP units.

(6)
Under the employment agreements for all the named executive officers, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive officer incurs an excise tax under Section 4999 of the Code, we will provide an “excise tax gross-up” payment in an amount such that the executive officer would receive the same amount of severance had the excise tax not applied. The cost of the excise tax gross-up is an estimate based on a number of assumptions including: (i) the Company is subject to a change of control on December 31, 2008, (ii) all of the named executive officers are terminated on December 31, 2008 without cause following that change of control, and (iii) all the named executive officers receive cash incentive compensation for 2008 using the target percentage for each executive officer. Gross-up payments are being included for informational purposes only. We have not yet confirmed whether gross-up payments would be required in the event of a termination of any or all of the persons set forth in the table. There may be both factual and legal bases for concluding that underlying “golden parachute” taxes, and therefore gross-up payments, should not be payable.

          On May 28, 2008, the Company and Heidi M. Wilson agreed to terminate her employment as Executive Vice President of the Company. The Company and Ms. Wilson entered into a separation and release agreement pursuant to which Ms. Wilson received a severance payment of $400,000.

Indemnification Agreements

          We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements provide that:

●
If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in our right, by reason of the director’s or executive officer’s status as a director, executive officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

	●	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

	●	the director or executive officer actually received an improper personal benefit in money, property or other services; or

	●	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

●
If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in our right to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director, executive officer or employee of the company, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

●
the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

●
the director or executive officer actually received an improper personal benefit in money, property or other services; provided, however, that we will have no obligation to indemnify the director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

●	Upon application of one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

●
the court determines that the director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporate Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from us the expenses of securing indemnification; or

●
the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that any indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in our right or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

●
Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as our director, executive officer or employee, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

●
We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Accounting Fees and Services

          The following table presents aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Accounting Fees and Services

Type of Fees	2008	2007
Audit Fees
Audit of our annual financial statements and internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Forms 10-Q	$807,736	$564,549
Comfort letters, consents and assistance with documents filed with the SEC	170,584	128,231
Audit of MEA Holdings, LLC Financials	189,361	—
Accounting consultation for MEA Holdings, LLC	66,178	—
Subtotal	1,233,859	692,780
Audit-Related Fees	—	—
Tax Fees
Tax compliance	31,544	336,378
Tax consultation and tax planning advice in connection with acquisitions, entity structuring and REIT compliance	14,666	231,796
Tax compliance for MEA Holdings, LLC	39,311	—
Tax consulting for MEA Holdings, LLC	36,042	—
Subtotal	121,563	568,174
All other fees	—	—
Total	$1,355,422	$1,260,954

Audit Committee Pre-Approval of Services by the Independent Auditor

          In accordance with its charter and applicable rules and regulations adopted by the SEC, the Audit Committee reviews and pre-approves any engagement of our independent registered public accounting firm to provide audit, review, or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if applicable, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither encompassed by the Audit Committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the Chairman of the Audit Committee, Mr. Georgius, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Georgius reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. For 2008, the audit committee pre-approved 100% of the series for which fees were incurred.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of our Common Stock, as of March 17, 2009, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their respective names. In accordance with SEC rules, each listed person’s beneficial ownership includes:

●	all shares the investor actually owns beneficially or of record;

●	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

●	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

          Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated below, the business address of the stockholders listed below is the address of our principal executive office, 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670.

Beneficial Owner

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned (1)	Percent of All Shares (2)	Percent of All Shares and Units(3)

Davis Advisers (4)	2,523,034	14.24%	9.28%
Deutsche Bank AG (5)	2,191,476	12.37%	8.06%
Baird Capital Partners (6)	1,776,222	10.03%	6.53%
U.S. Bancorp (7)	904,434	5.11%	3.33%

Directors
James W. Cogdell (8)	2,291,591	12.94%	8.43%
Frank C. Spencer (9)(10)	597,452	3.37%	2.20%
John R. Georgius (11)	58,704	*	*
Richard B. Jennings (12)	25,394	*	*
Christopher E. Lee (13)	14,204	*	*
David J. Lubar (14)	1,790,643	10.11%	6.59%
Richard C. Neugent (15)	18,789	*	*
Scott A. Ransom (16)	267,606	1.51%	*
Randolph D. Smoak (17)	18,551	*	*

Nondirector Named Executive Officers
Charles M. Handy (18)	134,026	*	*
Directors and Executive Officers as a Group (10 persons)	5,216,960	29.45%	19.19%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)
Assumes a total of 17,711,839 shares of our Common Stock are outstanding. In addition, amounts listed for each individual assume that all units, including vested LTIP units, beneficially owned by such individual are exchanged for shares of our Common Stock, and amounts for all directors and officers as a group assume all vested LTIP units held by them are exchanged for shares of our Common Stock, but none of the units held by other persons are exchanged for shares of our Common Stock.

(3)
Assumes a total of 27,187,761 shares of our Common Stock and units in our operating partnership (“OP units”), including vested and unvested LTIP units, are outstanding as of March 6, 2009, which is comprised of 17,711,839 shares of Common Stock, 9,248,195 OP units which may be exchanged for cash or, at our option, shares of our Common Stock, 108,266 vested LTIP units and 119,461 unvested LTIP units.

(4)
Information is based on a Schedule 13G filed with the SEC by Davis Selected Advisers, L.P. Davis Selected Advisers, L.P. has sole voting power of 1,486,384 of these shares and sole dispositive power over all of these shares. The address for Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

(5)
Information is based on a Schedule 13G filed with the SEC by Deutsche Bank AG. Deutsche Bank AG has sole voting power over 485,900 of these shares and sole dispositive power over 2,191,476 of these shares. RREEF America, L.L.C., a subsidiary of Deutsche Bank AG and the acquirer of the shares, has sole voting power over 446,250 of these shares and has sole dispositive power over 2,151,826 of these shares. Deutsche Investment Management Americas, a subsidiary of Deutsche Bank AG, has sole voting power over 39,650 of these shares and has sole dispositive power over 39,650 of these shares. The address for Deutsche Bank AG is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(6)	This amount is comprised entirely of OP units. Baird Capital Partner’s address is 777 East Wisconsin Avenue, Milwaukee, WI 53201.

(7)
Information is based on a Schedule 13G filed with the SEC by U.S. Bancorp. U.S. Bancorp has sole voting power over 904,434 of these shares, sole dispositive power over 897,694 of these shares and shared dispositive power of 5,740 of these shares. FAF Advisors, Inc., a subsidiary of U.S. Bancorp and acquirer of the shares, has sole voting power over 903,434 of these shares, sole dispositive power over 897,694 of these shares and shared dispositive power over 5,740 of these shares. The address for U.S. Bancorp is 800 Nicollet Mall, Minneapolis, MN 55402-7020.

(8)
James W. Cogdell is the Chairman of our Board. This amount includes 1,348,203 shares of Common Stock, 918,918 OP units, 6,193 fully vested LTIP units and 18,277 unvested LTIP units. Mr. Cogdell has pledged approximately 1,342,000 shares of his Common Stock in connection with a personal line of credit.

(9)	Frank C. Spencer is our Chief Executive Officer. This amount includes 237,328 shares of Common Stock, 247,817 OP units, 63,569 fully vested LTIP units and 48,738 unvested LTIP units.

(10)	Frank C. Spencer is co-trustee of James W. Cogdell’s estate and would thus assume voting power of the shares of Mr. Cogdell’s estate in the event of Mr. Cogdell’s death.

(11)	This amount includes 2,500 restricted shares of our Common stock, 3,135 OP units and 6,569 fully vested LTIP units.

(12)	This amount includes 12,204 restricted shares of our Common stock.

(13)	This amount includes 2,500 restricted shares of our Common stock, 3,135 OP units and 6,569 fully vested LTIP units.

(14)
David J. Lubar owns these OP units indirectly through Lubar Capital L.L.C. Mr. Lubar is the President and a Director of Lubar & Co. which is the manager of Lubar Capital L.L.C. and holds a pecuniary interest therein. Mr. Lubar disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. This amount includes 6,569 fully vested LTIP units.

(15)	This amount includes 5,635 restricted shares of our Common stock and 6,569 fully vested LTIP units.

(16)	Scott A. Ransom is the President of Erdman. This amount is all OP units.

(17)	This amount includes 8,982 OP units and 9,069 restricted shares of our Common stock.

(18)
Charles M. Handy is our Chief Financial Officer, Senior Vice President and Secretary. This amount includes 1,600 shares of Common Stock, 89,737 OP units, 12,228 fully vested LTIP units and 30,461 unvested LTIP units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In 2005, our Board formally adopted a written policy with respect to transactions involving “related parties.” Pursuant to this policy, all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock) shall be subject to approval or ratification:

          Pursuant to Maryland law, a contract or other transactions between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

●
the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our Board or a committee of our Board, and our Board or committee must authorize, approve or ratify the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

●
the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our stockholders entitled to vote thereon, and the transaction must be authorized, approved or ratified by a majority of the votes cast by our stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

●	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

          Our policy requires that all contracts and transactions between us and any related parties must be approved by the affirmative vote of a majority of our disinterested directors. Where appropriate, in the judgment of our disinterested directors, our Board may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders, although our Board will have no obligation to do so.

OTHER MATTERS

Stockholder Proposals and Nominations for the Board

          Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2010 annual meeting of stockholders must be received by us no later than November 25, 2009 in order to be considered for inclusion in the proxy statement and proxy card for that annual meeting. Any such proposals, as well as any questions relating thereto, should be directed to our Secretary at our principal executive offices.

          Under our current Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. For annual meetings the notice must include the required information and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

          If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of stockholder’s notice as described above.

          The stockholder’s notice shall set forth the following, as applicable:

          (1) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such individual, (b) the class, series and number of any of our shares of stock that are beneficially owned by such individual, (c) the date such shares were acquired and the investment intent of such acquisition, and (d) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

          (2) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below) individually or in the aggregate, (including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom);

          (3) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all of our shares of stock which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

          (4) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (2) or (3) above, the name and address of such stockholder, as they appear on our stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

          (5) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

          “Stockholder Associated Person” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (3) any person controlling, controlled by or under common control with such Stockholder Associated Person.

          The Board and our management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time. In addition, if a quorum is not present or represented at the Annual Meeting, the Chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

FRANK C. SPENCER
Chief Executive Officer

Cogdell Spencer Inc.
VOTE BY INTERNET OR MAIL
QUICK EASY IMMEDIATE
As a stockholder of Cogdell Spencer Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on  May 4, 2009.
Vote Your Proxy on the Internet:
Vote Your Proxy by mail:
Go to www.cstproxy.com/cogdellspencer/2009
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
OR
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY
FOLD AND DETACH HERE AND READ THE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR.
Please mark your votes like this X
1. The election of nine members to the Board of Directors, each to serve until the 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualifies:
PLEASE MARK YOUR VOTE IN BLUE INK AS SHOWN HERE
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF INDEPENDENT ACCOUNTANTS.
NOMINEES:
01. James W. Cogdell, Chairman
02. Frank C. Spencer
03. John R. Georgius
04. Richard B. Jennings
05. Christopher E. Lee
06. David J. Lubar
07. Richard C. Neugent
08. Scott A. Ransom
09. Randolph D. Smoak, M.D.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL
NOMINEES EXCEPT” and fill in the box next to each nominee you wish to withhold.
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL NOMINEES EXCEPT (See instructions below)
FOR AGAINST ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cogdell Spencer Inc. for the year ending December 31, 2009.
To change the address on your account, please check the box at right, cross out and make change on the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.
Signature____________________________________________ Signature ___________________________________Date__________________, 2009
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 5, 2009
This proxy statement and our 2008 Annual Report to Stockholders are available at http://www.cstproxy.com/cogdellspencer/2009
FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY
COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Cogdell Spencer Inc., a Maryland corporation (the "Company"), hereby appoints Frank C. Spencer and Charles M. Handy as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at Company headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209, on Tuesday, May 5, 2009, 9:00 a.m., local time, or any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and our Annual Report for the year ending December 31, 2008 (the terms of each of which are incorporated by reference herein) and revokes any proxy heretofore given with respect to such meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side.  If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director and "FOR" proposal 2.  Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournments or postponements thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.